Exhibit 99.1

Canterbury Park Holding Corporation Announces Special Cash Dividend

SHAKOPEE, Minn.--(BUSINESS WIRE)--June 5, 2015--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced that its Board of Directors have declared a cash dividend of $.25 per share of common stock. The dividend will be payable to shareholders of record on June 19, 2015 and will be distributed on July 10, 2015. The Company currently has approximately 4,220,381 shares of common stock outstanding.

The Company has not adopted any plan or policy with regard to paying dividends. Future dividend action by our Board, if any, following payment of the July 10, 2015 dividend, will be based on the Company’s earnings, projected future earnings and cash requirements when such dividend action is next considered.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 70-day 2015 live race meet begins on May 15 and ends September 12. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, MN. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223